As filed with the Securities and Exchange Commission on August 21, 2023

Registration No. 333-260532

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

METROPOLITAN BANK HOLDING CORP.

(Exact name of registrant as specified in its charter)

New York	13-4042724
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

99 Park Avenue

New York, New York 10016

(212) 659-0600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gregory A. Sigrist

Executive Vice President and Chief Financial Officer

Metropolitan Bank Holding Corp.

99 Park Avenue

New York, New York 10016

(212) 659-0600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael A. Guarino

Executive Vice President and General Counsel

Metropolitan Bank Holding Corp.

99 Park Avenue

New York, New York 10016

(212) 659-0600

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐

Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Metropolitan Bank Holding Corp. is filing this Post-Effective Amendment No. 3 (“Amendment No. 3”) to its Registration Statement on Form S-3 (File No. 333-254197), initially filed on March 12, 2021 and declared effective by the Securities and Exchange Commission on September 13, 2021 (the “Registration Statement”), as an exhibit-only filing solely to file an updated auditor consent as Exhibit 23.1. This Amendment No. 3 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement, the exhibit index, and the exhibit being filed with this Amendment No. 3. The remainder of the Registration Statement is unchanged and has therefore been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	Other Expenses of Issuance and Distributions.

The following table sets forth the expenses to be borne by Metropolitan Bank Holding Corp. (“Metropolitan”) in connection with the offerings described in this Registration Statement.

Registration fee—Securities and Exchange Commission		$19,285*
Printing and engraving expenses		**
Legal fees and expenses (other than Blue Sky)		**
Accounting fees and expenses		**
Blue Sky fees and expenses (including fees of counsel)		**
Rating agency fees		**
Trustee’s and registrar’s fees and expenses		**
Miscellaneous		**
Total	$	**

*	Previously paid.
**	These fees cannot be estimated at this time as they are calculated based on the securities offered and the number of issuances. An estimate of the aggregate expenses in connection with the sale and distribution of the securities being offered will be included in the applicable prospectus supplement.

ITEM 15.	Indemnification of Directors and Officers.

Reference is made to Sections 721 to 725 of the New York Business Corporation Law (“NYBCL”) that provide for indemnification of directors and officers, subject to certain limitations, for liabilities and expenses in connection with actions or proceedings involving them in such capacity. Pursuant to Section 721 of the NYBCL, no indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the results of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. Section 402(b) of the NYBCL permits a certificate of incorporation to set forth a provision limiting or eliminating the personal liability of directors to a corporation or its shareholders for damages for any breach of duty in such capacity, provided that no such provision shall eliminate or limit the liability of a director (i) if a judgment or other final adjudication adverse to him or her establishes that his or her acts were in bad faith or involved intentional misconduct or a knowing violation of law or (ii) that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or (iii) in certain other cases specified in Section 719 of the NYBCL.

Articles Sixth and Seventh of the Amended and Restated Certificate of Incorporation of Metropolitan Bank Holding Corp. (the “Corporation”) set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability that they incur in their capacities as such:

SIXTH: No director of the Corporation shall have any personal liability to the Corporation or its shareholders for damage resulting from any breach of such director’s duties as a director of the Corporation, provided that this provision shall not eliminate or limit the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the NYBCL.

SEVENTH: The Corporation shall indemnify any present or former officer or director of the Corporation or the personal representatives thereof, made or threatened to be made a party in any civil or criminal action or proceeding by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation, or served any other corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise in any capacity at the request of the Corporation, against judgments, fines (including excise tax assessed on such a person in connection with service to an employee benefit plan), amounts paid in settlement and reasonable expenses, including without limitation, court costs, attorneys’ fees and disbursements and those of accountants and other experts and consultants incurred as a result of such action or proceeding or any appeal therein, all of which expenses as incurred shall be advanced by the Corporation pending the final disposition of such action or proceeding. Such required indemnification shall be subject only to the exception that no indemnification may be made to or on behalf of any director or officer in the event and to the extent that a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled (provided, however, that indemnification shall be made upon any successful appeal of any such adverse judgment or final adjudication). For purposes of this article, the Corporation shall be deemed to have requested such present or former officer or director to serve an employee benefit plan where the performance by such person of his duties to the Corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan. The foregoing right of indemnification shall not be deemed exclusive of any and other rights to which any such person, his testator or intestate, may be entitled apart from this provision.

Article IX of the Amended and Restated Bylaws of the Corporation set forth circumstances under which directors or officers of the Corporation may be insured or indemnified against liability that they incur in their capacities as such:

Section 1. Indemnification. Any person who at any time shall serve or shall have served as a director or officer of the Corporation, including any such director or officer who, at the request of the Corporation, shall serve or shall have served any other Corporation, association, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise as a director, trustee, officer, employee, or in any other capacity, and the heirs, executors and administrators of such person, shall be indemnified by the Corporation in accordance with and to the fullest extent permitted by New York law, including the Business Corporation Law of the State of New York, as the same exists or may hereafter be amended. This right of indemnification shall include the right of a director or officer to receive payment from the Corporation for expenses incurred in defending or appealing any such action or proceeding in advance of its final disposition; provided that the payment of expenses in advance of the final disposition of an action or proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of the director or officer to repay all amounts so advanced if it should be determined ultimately that the director or officer is not entitled to be indemnified. The foregoing rights of indemnification, reimbursement and advancement shall not be exclusive of other rights to which such person may be entitled.

Section 2. Contract with the Corporation. The provisions of this Article shall be deemed to be a contract between the Corporation and each director and officer of the Corporation who serves in any such capacity at any time while this Article and the relevant provisions of New York law, as the same exists or may hereafter be amended, may be in existence; and any amendment of any such law or of this Article shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

Section 3. Liability Insurance. The Corporation shall have the power, to the fullest extent permitted by New York law, as the same exists or may hereafter be amended, to purchase and maintain insurance on behalf of any person who is or was a director or officer against any liability asserted against him or her and incurred by him or her in such capacity or arising out of his or her status as such whether or not the Corporation would have the power to indemnify him or her against any such liability under the provisions of this Article.

The underwriting agreement to be entered into in connection with an offering of the securities will contain provisions which indemnify the officers and directors of Metropolitan Bank Holding Corp. in certain circumstances.

It is the opinion of the Securities and Exchange Commission that indemnification of directors and officers for liabilities arising under the Securities Act of 1933 is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

ITEM 16.	Exhibits.
Exhibit	Description

1.1*	Form of Underwriting Agreement for any Offering Securities

3.1	Certificate of Incorporation of Metropolitan Bank Holding Corp., as amended (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on October 4, 2017 (File No. 333-220805)).

3.2	Certificate of Amendment to the Certificate of Incorporation of Metropolitan Bank Holding Corp. (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on March 12, 2021 (File No. 333-254197)).

3.3	Amended and Restated Bylaws of Metropolitan Bank Holding Corp. (incorporated by reference to Exhibit 3.3 to the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 5, 2021 (File No. 001-38282)).

4.1	Form of Common Stock Certificate of Metropolitan Bank Holding Corp. (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on October 4, 2017 (File No. 333-220805)).

4.2	Form of Class B Preferred Stock Certificate of Metropolitan Bank Holding Corp. (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on October 4, 2017 (File No. 333-220805)).

4.3*	Form of Certificate of Amendment for Preferred Stock.

4.4	Form of Senior Indenture (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-3ASR filed with the Securities and Exchange Commission on October 27, 2021 (File No. 333-260532)).

4.5	Form of Subordinated Indenture (incorporated by reference to Exhibit 4.5 to the Registration Statement on Form S-3ASR filed with the Securities and Exchange Commission on October 27, 2021 (File No. 333-260532)).

4.6*	Form of Debt Security

4.7*	Form of Deposit Agreement (including form of Deposit Certificate)

4.8*	Form of Warrant Agreement (including form of Warrant Certificate)

4.9*	Form of Subscription Rights Agreement (including form of rights certificate)

5.1**	Opinion of Luse Gorman, PC regarding the validity of the securities of Metropolitan Bank Holding Corp. offered hereby

23.1***	Consent of Crowe LLP

23.2**	Consent of Luse Gorman, PC (included in Exhibit 5.1)

24.1**	Power of Attorney (included on signature page)

25.1****	Form of Statement of Eligibility under the Trust Indenture Act of 1939, as amended, on Form T-1 for the Senior Indenture

25.2****	Form of Statement of Eligibility under the Trust Indenture Act of 1939, as amended, on Form T-1 for the Subordinated Indenture

107**	Filing Fee Table

*	To be filed by amendment or incorporated by reference prior to the offering of securities.
**	Previously filed.
***	Filed herewith.
****	To be filed pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939, as amended

ITEM 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (as amended, the “Securities Act of 1933”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(8) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Metropolitan Bank Holding Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 3 to the Registration Statement on Form S-3 and has duly caused this Amendment No. 3 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 21, 2023.

Metropolitan Bank Holding Corp.

By:	/s/ Mark R. DeFazio
Mark R. DeFazio
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement on Form S-3 has been signed below by the following persons in the capacities indicated on August 21, 2023.

Signature	Title

/s/ Mark R. DeFazio	President, Chief Executive Officer and Director (Principal Executive Officer)
Mark R. DeFazio

/s/ Gregory A. Sigrist	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Gregory A. Sigrist

*	Chairman of the Board
William Reinhardt

*	Director
Anthony J. Fabiano

*	Director
Dale C. Fredston

*	Director
David J. Gold

*	Director
Harvey M. Gutman

Signature	Title

*	Director
Terence J. Mitchell

/s/ Chaya Pamula	Director
Chaya Pamula

*	Director
Robert C. Patent

*	Director
Maria F. Ramirez

/s/ Katrina Robinson	Director
Katrina Robinson

*	Director
George J. Wolf, Jr.

* By:	/s/ Mark R. DeFazio
Mark R. DeFazio
Attorney-in-Fact